Exhibit 99.1

SUNSTONE HOTEL INVESTORS, INC.

Operator:  Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Sunstone Hotel Investors First Quarter Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, Tuesday, May 5, 2015 at 9:00 am Pacific Daylight Time.

I will now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead.

Bryan Giglia:  Thank you, Tim, and good morning everyone. By now, you should have all received a copy of our first quarter earnings release and supplemental, which we released yesterday. If you do not yet have a copy, you can access it on our website.

Before we begin this call, I’d like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks, and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information, including Adjusted EBITDA, Adjusted FFO, and Hotel EBITDA Margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

In addition, Hotel information presented includes our Adjusted Comparable 30 Hotel Portfolio with prior ownership results for the Marriott Wailea, which we acquired in July of 2014. The 2014 Hotel information has also been adjusted to conform to the industry’s Uniform System of Accounts, Eleventh Revised Edition, which became effective in January of 2015.

With us today on the call are John Arabia, President and Chief Executive Officer; Marc Hoffman, Chief Operating Officer; and Robert Springer, Chief Investment Officer. After our remarks, we will be available to answer your questions.

With that, I’d like to turn the call over to John. John, please go ahead.

John Arabia:  Thanks, Bryan. Good morning everyone. On today’s call, I will provide a few highlights of our hotel performance and the current operating environment, as well as an update of our two value-add repositioning projects in Boston and Wailea. Next, Marc will review our first quarter operations in detail, followed by Bryan, who will then walk through our updated earnings guidance in addition to our recent capital transactions, which have increased our financial flexibility.

To begin with, our portfolio outperformed our previous expectations for the first quarter. Our RevPAR growth of 7% exceeded the high-end of our initial guidance of 5% to 6.5%. Adjusting for the hotels under renovation in the first quarter of both 2014 and 2015, including the Hyatt San Francisco, the Hilton Garden Inn Chicago,and the Renaissance Long Beach under renovation in 2014, and the Boston Park Plaza, under renovation in 2015, our non-renovation impacted RevPAR growth would have been 6.8%.

This generally indicates that the benefits of renovations completed last year, modestly exceeded the renovation disruption this year. We are very pleased with the continued operational improvement in our recently renovated hotels, including four of our hotels that generated over 30% RevPAR gains in the first quarter.

While Room revenue growth was strong, Food and Beverage, and Other income were really the stars of the quarter. During the first quarter, Food and Beverage revenues increased 6.7%, driven by 10.6% increase in banquet revenues, and a 14.1% increase in audio-visual sales per occupied group room. Food and Beverage revenues continue to strengthen as groups add more events to their programs, as well as upscaling of functions in quality and size.

Similarly, Other revenues increased 12.1% during the quarter, for a variety of reasons, including the implementation and restructuring of resort fee programs at certain of our properties, an increase in cancellation and attrition revenue, and an increase in tenant lease revenues at a few of our hotels.

The stronger than anticipated non-rooms revenue meaningfully contributed to the 7.2% increase in comparable property revenues, which in turn, drove a 220-basis point increase in Hotel EBITDA margins, and an exceptionally strong 17.1% increase in Comparable Hotel EBITDA. All of these figures exceeded the high-end of our expectations.

We achieved strong performance in the first quarter despite our two hotels in New York City, which continue to face the headwinds of additional supply and softer international visitation, as a result of the stronger dollar. Our two New York City hotels make up approximately 9% of our total Hotel EBITDA. We expect New York to underperform the portfolio throughout the year, as room rates continue to moderate, and operating costs continue to increase by at least an inflationary rate. However, weakness in New York has been offset by strong growth in markets such as Boston, Orlando, and most of the West Coast, as demand strengthens, occupancies continue to grow, and pricing pressure intensifies.

Furthermore, lower oil prices have already had a positive impact on transient bookings in Wailea, as airfares to Hawaii are showing a 10% to 15% year-over-year declines, particularly from key markets such as Los Angeles and San Francisco.

In 2014, our full-year comparable occupancies surpassed the prior peak levels by approximately 360 basis points. Occupancy continues to increase as evidenced by our first quarter occupancy exceeding the first quarter prior peak occupancy by 460 basis points. As a result, several of our hotels are now limiting group room nights and shifting group patterns to lower occupancy weekend nights, due to the strength of mid-week transient demand.

Our full-year 2015 occupancy is expected to increase 50 to a hundred basis points. With a fairly benign supply forecast for most of our markets, we believe it is more likely than not that occupancy will continue to grow in 2016. Should this be the case, there’s a strong argument to be made that pricing pressure will continue to intensify through at least next year. These trends bode well for the remainder of 2015 and beyond.

Now, let’s talk about our recent and ongoing capital initiatives. We expect to invest between $145 million and $160 million to renovate and reposition our hotels in 2015. This represents a $20 million reduction compared to the estimate provided last quarter. That said, the reduction is attributed to the expected timing of payments rather than a change in scope of renovations, meaning a portion of the cash that was planned to go out the door in the fourth quarter of 2015, will not be paid until the first quarter of 2016.

However, we may have the opportunity to accelerate some of the outdoor pool renovations in Wailea during the fourth quarter of this year compared to our previous plan of next year. Of our total capital investment in 2015, more than half of this capital will be invested in our three most recent acquisitions. This includes $34 million to $38 million in Boston Park Plaza, $25 million to $27 million at the Marriott Wailea, potentially more if we elect to accelerate some of the public area work, and $21 million to $23 million at the Hyatt San Francisco.

All of these renovations are proceeding as planned and we are very happy to report that the 2015 results for both the Hyatt San Francisco and the Marriott Wailea are expected to materially exceed our initial underwriting.

For the full-year 2015, we expect to incur $3 million to $5 million of rooms’ revenue displacement, or an incremental $1 million to $2 million compared to the roughly $3 million of revenue displacement we witnessed last year. $1.3 million of displacement was incurred in the first quarter, leaving $2 million to $4 million for the remainder of the year, weighted heavily to the fourth quarter. Again, this figure may increase a bit if we’re able to accelerate certain public space projects at the Marriott Wailea later this year.

So, let’s talk in more detail about the Boston Park Plaza and Marriott Wailea. I’m pleased to announce we have completed the public space renovations at the Boston Park Plaza. All public space and meeting rooms and most of the retail outlets, including the new David Barton Gym and STRIP by Strega restaurant, have been completed and are open for business. The hotel looks great and more importantly, is performing in line with our expectations. The reaction to the renovation has been overwhelmingly positive and we are booking group business into this year and next year, at a rate premium of roughly 20%, to what the hotel was achieving prior to renovation. Additionally, year-over-year catering pace revenues between April and December are already up 21%.

We look forward to showing all of you the hotel’s transformation on June 24, during our scheduled Investor Property Tour.

Now, out to Maui, to our Marriott Wailea Beach Resort. We have seen a very strong start to 2015 with first quarter RevPAR up 10%. This strength is a result of a few factors, including strategy changes developed between our Asset Management Team and the Hotel, and low fuel prices, which have benefitted the Maui market. Currency changes have not impacted the Hotel’s results because of most of Maui’s visitation originates from the mainland U.S., as opposed to Asia.

We continue to move forward with implementing our Asset Management initiatives and they’re scheduled to begin a full renovation of the meeting space on June 1, and a soft goods renovation on all the guest rooms during the fall. We’ll finalize the Hotel’s repositioning in 2016, with extensive improvement to the common areas and pools, in order to materially elevate the Resort’s experience and to make the property far more competitive.

In summary, the renovation and repositioning of these assets are proceeding as planned and we remain excited about the growth prospects of these hotels.

Finally, I’d like to share a few quick thoughts on the investment environment. While we have actively pursued various investment opportunities over the past several months, we have been surprised by the strength of the bids we have competed with. Private market pricing continues to increase, which has resulted in a separation between public and private market valuations.

We have difficulties explaining the pricing on some recent transactions, particularly if buyers anticipate cyclical downturns in their underwriting as we do. With a share price below NAV, and strong bids coming from both public companies and private equity, there is a very good chance that we will be unable to source acquisitions that exceed our cost of capital. That is, there’s a strong possibility that in the current environment, we are net sellers in 2015.

With that, I’ll turn it over to Marc to discuss our first quarter operating results and the current operating environment. Marc, please go ahead.

Marc Hoffman:  Thank you, John, and good morning everyone and thank you for joining us today. I will review our portfolios’ first quarter operating performance in greater detail. For the first quarter, we saw our Comparable RevPAR grow 7% to $150.12 through a 5.3% growth in ADR and a 130 basis point improvement in occupancy. Overall, nine of our hotels generated double-digit RevPAR growth during the first quarter, including our Hyatt Chicago Magnificent Mile, our Chicago Embassy Suites, our Chicago Hilton Garden Inn, Marriott Wailea, Portland, San Francisco, and our LAX Ren.

Hotels witnessing flat to negative RevPAR included our two New York hotels and the Boston Park Plaza, which was under heavy renovation. With occupancy continuing to be at record levels and with demand trends continuing to improve, our operators have focused on increasing transient rates through a proactive revenue mix management, and just purely bringing up the rate.

This strategy has helped to increase our premium business portfolio-wide. Specifically in the first quarter, we continue to focus on decreasing our reliance on discount channels. During Q1, all our discount segments declined by 12.9% in room nights, while increasing a strong 8% in rate. In Q1, we saw a 3.1% room night decline in special corporate, but a 4% increase in the special corporate rate. Our hotels have limited availability mid-week and are starting to close-out or limit the number of lower rated special corporate rooms, as well as lower rated group.

During Q1, we continued to see strong cyclical trends in Food and Beverage, improving throughout our portfolio. Our Food and Beverage revenue, as John said, grew 6.7% year-over-year, with a 420 basis point improvement in F&B margin. Our margin strength came from both expense control and re-creation of menus. Our revenue growth is coming heavily from groups increasing their number of events, increasing the quality of Food and Beverage offerings for their events, as well as from enhanced audio-visual, as well as our reinvented lobbies and lobby bars.We also continue to see revenue and cost benefits from our reinvented bars, as I mentioned, and will continue to make these changes throughout 2015.

For full-year 2015, our current group pace for all 30 hotels has decreased to +4%. Our pace growth is now coming 100% from rate, representing a clear opportunity for the remainder of the year. We continue to see group strength in several of our hotels, such as the Renaissance D.C., Hyatt San Francisco, Renaissance Orlando.

Our 2015 base is lower due to the Boston Park Plaza, which had limited group business during the first quarter, due to the renovation of the meeting space. In addition, as John mentioned, a few hotels have applied a strategy shift, taking less group and waiting for transient business to take advantage of higher transient rates.

For the first quarter, our 30 hotels Comparable Portfolio group room night production for all current and future years, declined slightly from the peak year last year by 6.3%. However, Q1 bookings remain the second highest first quarter in the last eight years. We continue to see strong group trends throughout our portfolio into 2016. More importantly, our 2012, 2013, and 2014 renovated hotel trends remained highly positive as they continue to benefit from the renovations.

Let me turn now to Bryan to review our liquidity and guidance. Bryan, please go ahead.

Bryan Giglia:  Thank you, Marc. At the end of the quarter we had $244.2 million of cash on-hand, including $87.3 million of restricted cash. Last week, we repaid the remaining $99.1 million of mortgage debt that was due in 2015. As a result, our pro forma unrestricted cash balance, adjusting for these debt repayments would have been approximately $58 million. The $99.1 million in loans were secured by the Marriott Houston, Marriott Park City, Marriott Philadelphia, and the Marriott Tysons Corner.We have now addressed all 2015 debt maturities. We now have 18 unencumbered hotels that collectively generated $132.5 million of EBITDA in 2014.

In addition to our cash position, we recently announced that we entered into a new $400 million senior unsecured credit facility. The additional capacity on the line provides additional financial flexibility that we will use to execute on our business plan over the coming years. The additional capacity does not mean we are going to use the credit facility to lever up or to go out and aggressively acquire assets, rather it provides increased flexibility that we expect to be available during all stages of the cycle.

We now have $1.4 billion of consolidated debt in preferred securities, which include 100% of the $228 million mortgage secured by the Hilton San Diego Bayfront. Our leverage consists entirely of well-staggered, non-crossed mortgage debt in preferred securities. Our debt has a weighted average term-to-maturity of approximately four years, and an average interest rate of 4.3%. Our variable rate debt as a percentage of total debt stands at 30.5%. We are exceedingly comfortable with our current leverage profile and our ability to continue to achieve our long-term credit milestones.

Consistent with our track record we’ve built over the past several years, we expect to further improve our balance sheet and increase our financial flexibility in a gradual and shareholder friendly manner. Yet, we retain considerable flexibility to take advantage of opportunities as they present themselves.

Now, to update the 2015 guidance, for the second quarter, we expect RevPAR to grow between 6% and 7.5%, we expect second quarter Adjusted EBITDA to come in between $103 million and $107 million, and we expect second quarter Adjusted FFO per diluted share to be between $0.40 and $0.42. For both second quarter and full-year outlook, we anticipate approximately $500,000 to $1 million of revenue disruption, due to the lingering impact of last week’s civil unrest in Baltimore, Maryland.

Our full-year 2015 Adjusted EBITDA guidance ranges from $344 million to $356 million and our full-year FFO guidance ranges from $1.26 to $1.32 per share. At the midpoint, this implies a 10.3% increase in FFO per diluted share compared to 2014.

With that, we’d like to now open the call to questions. Tim, please go ahead.

Operator:  At this time, to ask a question, please press star, then the number 1 on your telephone keypad. Once again, that’s star, 1 to ask a question.

And we’ll take our first question from Ian Weissman with Credit Suisse.

Ian Weissman:  Yes, good afternoon; good morning. Just a quick question, John, about your comments about the strong bid for real estate today, you know. Then, if you kind of counter-balance that to the challenges that New York City is currently facing, would you make the same comments about Manhattan for the strong bid?

John Arabia:  First of all, good afternoon, Ian. We continue to see strong bids, largely from international capital in New York City. That is a market that, as you know, we have not been active in. We have two hotels that are incredibly well located in or just off the “bow tie” in Times Square that - you know, as you can see in our first quarter results, did not fare well, and we expect that they’ll continue to have headwinds.

Having that said, I believe strongly - we believe strongly that those asset values have continued to increase in value. So, yes.

Ian Weissman:  Can you maybe then, provide a little more color or clarity on when you said you would consider being a net seller in 2015, maybe if you could just provide a little bit more details about markets or strategy? And what would that include? Would New York be on the table for sale in 2015?

John Arabia:  As an asset allocator, Ian, everything is on the table. You know, we have a policy of not disclosing specific information until transactions are hard or completed. But any area in which we can find dislocations between what we believe to be the market value and what we believe the long-term cash flows support is obviously something that we would try and either invest in or dispose of, depending on what side of that arbitrage we could find.

So, you know, there are still, as we’ve been talking about for years, a couple of legacy hotels that, long-term, just really don’t fit the portfolio. I can see those, in addition to, opportunistic sales, that I can see those being assets that probably are not long for our portfolio.

Ian Weissman:  Okay and just another question. Your comments about occupancy being up over the next two years; most markets are way beyond peak occupancy; I think 500 basis points on average, across the Top 25 MSAs. So, we’ve seen very strong occupancy uplift. What’s the frictional vacancy rate, if you call it, where we could start to see sort of rate move materially higher from here? Just seems to be that there’s a cap on rate, about 4% growth; what gives you confidence that we can start to push rate higher here?

John Arabia:  I would’ve thought we had already hit that inflection point. I mean, if you take a look at historic data, it would suggest that occupancy level’s far lower than we are now, is a point where operators have pricing power. It’s been a little disappointing in this recovery that we have not yet seen more pricing power, but we, particularly Marc and his Asset Management Team, are really working with our operators and trying to give them the confidence to continuing to push rate.

But, we’re running out of key group times with occupancy being so high, we feel comfortable that if this continues, which we think it will, that pricing pressure should continue to intensify, rather than moderate.

Ian Weissman:  Right and finally, just last question for Bryan. It may be a little bit too early to ask this question, but as far as your preferreds that expire next year, I think it’s $115 million of 8% preferreds going out I think April of 2016. Any thoughts on your plans there?

Bryan Giglia:  Good morning, Ian. Yes, they do. They do come due or are callable in April of next year. That’s something we’ll continue to watch the markets on. It is a very fluid market. So, right now, there’s really nothing that we can do with them. As we get closer to April, if the market remains where it is, there looks like there would be an opportunity to exchange them out for a lower coupon. We’ll have to get closer to that time to get a better idea of what that delta will be.

Ian Weissman:  Care to share any thoughts on where you think the coupon would be?

Bryan Giglia:  The current market is, you know, the spot market today is roughly a hundred basis points, maybe a little bit more.

Ian Weissman:  Right, okay. Thank you very much. I appreciate the color.

John Arabia:  Thanks, Ian.

Operator:  And we’ll take our next question from Thomas Allen with Morgan Stanley.

Thomas Allen:  Hey, good morning, guys.

John Arabia:  Good morning, Thomas.

Thomas Allen:  Good morning. So, your first quarter RevPAR came in around 7%. I assume you have pretty good visibility into second quarter, you’re guiding to 6% - 7.5%, but you maintained your full-year RevPAR guidance of 5% to 7%, implies things are kind of going to slow down in the second half. Can you just help us think that through? Thanks.

John Arabia:  Sure. As we’ve alluded to and this is not a Sunstone topic, really, it’s an industry topic. The third quarter is going to be a challenge, I think, for everybody, largely because of shift of the Jewish Holidays, both falling during the week as opposed to weekends last year. And Labor Day falling a week later this year. So we’ve always known and talked about the third quarter will be a little bit softer in terms of just year-over-year growth. And then for us specifically, in the fourth quarter, that’s when you’ll see the lion’s share of our renovation disruption.  That should be in the fourth quarter, we’re probably talking about just a little over a hundred basis points. So there is a bit of a moderation going in to the third and fourth quarter.

Thomas Allen:  That’s helpful. And then, on New York, can you bifurcate - is there any way to bifurcate the impact of lower international demand versus higher supply versus maybe, some of the non-traditional lodging supply that’s coming in? And think through, you know, how it’s impacting the market overall? Thanks.

John Arabia:  No, I mean, while we believe strongly that both are having an impact, it’s really difficult on this to bifurcate the impact of both of those. But, we do believe that both are having an impact.

Thomas Allen:  And sorry if I missed this earlier, but did you give any data points? Some of your peers have given data points on like their international rooms filled this first quarter versus last year. Any other data points around international demand?

John Arabia:  No. When you take a look at New York and I’ll let Marc take over here in a second, if he has anything to add, but roughly speaking, our two Manhattan properties are, call it 25% from international markets. So, you know, if we’ve seen a downturn of let’s say - I think Expedia has suggested that the number of room nights might be down as 10%, 12%. You know, that’ll help you triangulate it.

Thomas Allen:  Great, thank you.

John Arabia:  Thanks Thomas.

Operator:  We’ll take our next question from Rich Hightower with Evercore ISI.

Richard (Rich) Hightower:  Hi, good morning; good afternoon, guys.

John Arabia:  Hi, Richard.

Richard (Rich) Hightower:  A couple of questions here. So, on the topic of the upsized credit facility and I think, Bryan actually preempted one of my questions in his prepared remarks about it possibly pre-staging additional investment activity. It doesn’t sound like that’s necessarily in the cards. But, just, you know, walk us through how you balance out the fees you pay on the additional capacity versus the old $150 million facility? And then also, in light of what sounds to be a reasonable likelihood of additional asset sales later this year that would also generate liquidity?

Bryan Giglia:  Good morning, Rich. The old facility, the $150 million credit facility was too small for a $5 billion asset value company. We have not updated that facility in a number of years and as you’ve seen, several of our peers have updated their facilities two to three times since then. So, this was a long due overhaul of the facility. When we looked at the $400 million, we looked at the sizing of the facility, we looked out over the next five years, and with our credit profile and our leverage where it is now, this is one form of capital that we can be fairly confident that, you know, whatever may happen and whatever downturn may come, that with our leverage where it is, that this will be capital that will be available to us.

And that was more of a longer-term view than any sort of short-term view as to will we be using a big portion of the facility. In the short-term, the answer probably not, but as we look out over the next couple of years, this is a form of capital that we feel very comfortable will be available to us.

Richard (Rich) Hightower:  Okay, that’s helpful, Bryan. Thanks. And then, you know, John, appreciate your candor in the prepared remarks regarding the current investment landscape and kind of where Sunstone is shaking out relative to some competitors nowadays. You know, by your estimation, just to help us, where in your underwriting do you think you are being a little more conservative than the competition right now? Is it - in terms of the cyclical downturn, your references in terms of the IRR? Is it in terms of leverage availability? Just walk us through that process, as it relates to Sunstone right now, if you don’t mind?

John Arabia:  Sure. We really have not changed the methodology in which we underwrite assets. I will turn this over to Robert Springer for any additional color. But we have, over the past several years, underwritten cyclical downturns. Now, we will most likely be wrong, in terms of the timing of that downturn, the magnitude of that downturn, but we believe strongly that assuming downturns in your underwriting reflects more accurately the earnings power of that asset.

In addition to that, you’d need to be careful we believe with, your residual cap rates in the context of what is a very low interest rate world.

I think between the two of those even though we don’t see other people’s underwriting, I think it’d be - we have prepared ourselves and I think it would be logical that the farther we go into a cycle, those disciplines might keep us on the sidelines at this point in the cycle versus some of our peers. And, if that is the case, you know, we’re comfortable with that, we don’t need to transact to be relevant. I think we are going to transact smartly rather than just focusing on volume.

Richard (Rich) Hightower:  Okay, thank you, John.

John Arabia:  Thanks, Rich.

Operator:  We’ll take our next question from Anthony Powell with Barclays.

Anthony Powell:  Hi, good morning everyone.

John Arabia: Hi.

Anthony Powell:  On the active sales, what do you envision the use of proceeds to be, if you were to sell one or more assets this year? You do have the $100 million share repurchase authorization; would you use that as a use of proceeds?

John Arabia:  It would really depend. It would really depend on where we are in terms of asset values, it’ll depend on where our share price is, it will depend on any debt or preferred that we have the ability to bring in. So, it largely depends. Obviously if we cannot find interesting acquisition opportunities or we’re not comfortable with the prices of acquisition opportunities, returning capital to shareholders through some form is always on the table. So, not trying to dodge the question, but at the end of the day, it really just depends on what is best for the Company, our long-term goals, and total shareholder returns.

Anthony Powell:  All right. Great. And then, just have a longer-term question on New York City. Given where the difference is between private market valuations and public market valuations, and some of the EBITDA generated in New York City hotels, what’s kind of the long-term rationale being in the New York City market as a public REIT? Do you still like the market long-term? Would you invest in a further assets under different circumstances? And what’s your view on that?

John Arabia:  Very long-term, New York has proven to be the one market that is most resilient to supply -  that have been able to absorb supply. It has been really positive long-term - if you’re talking about long-term, I’m talking about the next 10, 20, 30, 40 years, on a very long-term basis, we believe the operating fundamentals in New York are attractive.

John Arabia:  I’ll turn it over to Robert.

Robert Springer:  Yes, good morning, it’s Robert. You know, I think long-term - if you look back over the last several years, one thing that we have to acknowledge is the incredible amount of supply that has been effectively absorbed into New York. Now, none of us are terribly happy with the growth that we’re - or lack thereof, that we’re currently seeing in New York. But, if you look at the total supply of hotel rooms in New York and the amount that’s been absorbed and the occupancies that the market is still able to achieve, I think it’s a testament to the strength of the market, long-term, as a both domestic and international travel destination.

Anthony Powell:  Great, because on the opposite side, we’ve seen I guess strong results in Chicago and Boston this year. Number one; were there any kind of one-time or short-term boost to those markets in the first quarter? And two; how do you see the supply growth environment and the convention calendars for those two cities, this year and next? Thank you.

Marc Hoffman:  Anthony thanks. This is Marc Hoffman. We’re very excited about Chicago and Boston. There were some good citywides in Chicago in the first quarter, but in general, we believe Chicago’s going to have a very strong 2015. And I could not be more positive about Boston. A; having been from there B; being a Patriots and Red Sox fan, and C; the strength of that market, again, given the number of citywides, the strength of the market, etc. We see Boston, again, it’s going to be at their peak citywides next year; at 2016 and 2017, they’re going to do somewhere between 28 and 30 citywides. You have basically, zero to minimal growth in Boston. So, feel very positive about both of those markets, as well as San Francisco and Orlando next year.

Operator:  And we’ll take our next question from Chris Woronka with Deutsche Bank.

Chris Woronka:  Hey, guys. Good morning.

John Arabia:  Good morning.

Chris Woronka:  Wanted to revisit the Park Plaza in the context of Starwood now adding another soft brand and just your updated thoughts. If you get closer to having that thing completely where you want it, you know, I’m guessing there’s probably key money available from them and others. And just any updated thoughts on potentially soft branding that?

John Arabia:  You know, we’ve been approached and we’ve analyzed several brand strategies there. Right now, particularly as we are going through the repositioning, the redevelopment of the Boston Park Plaza, I think you’ll most likely see us continue to implement an independent strategy there. It is a very high-occupancy market. Highgate, our operating partner there, does a very good job in a hotel like that and that gives us a lot of flexibility to improve the asset, largely as we see fit, while at the same time holding on to a considerable amount of brand optionality longer term. So, more likely than not, that it will remain an independent hotel, particularly as - you know, - without having that financial encumbrance, what that means to the longer-term value, particularly on sale amounts adjusting, we’re selling it. But we’re pretty happy with the position we’re in right now.

Chris Woronka:  Okay, that’s great. And then, I just want to go back to something you mentioned at the beginning, in terms of the cancellation and attrition fees. And you mentioned some, I think, added resort fees, as well. And we heard from (Marriott) last week, that they had recently changed their cancellation policy. Where do you think we are in terms of that as a revenue opportunity? Are there still more things you think are to come from the operators as we get - you know, as the environment remains so strong?

Marc Hoffman:  Hey, Chris, it’s Marc Hoffman. Thanks. Yes, we believe and I think you’re starting to hear a lot of the brands talk about this movement to strengthening fee programs. Similar, if you look at the results and the success of the airlines, clearly the first move by all of the brands to move beyond 24 hour cancellation to 48, and in some cases, 72 in strong months. And I think you are going to see more of that as we move into this extreme high-occupancy cycle, and continued compression.

Chris Woronka:  Okay, very good. Thanks guys.

John Arabia:  Thanks Chris.

Operator:  And we’ll take our next question from Bill Crowe with Raymond James & Associates.

William (Bill) Crowe:  Hi, good morning, guys. John, a couple of questions for you. I think your predecessor, certainly, maybe you share the philosophy, but you kind of had a minimalist philosophy towards the dividend. And I’m just wondering whether the change in acquisition landscape has maybe made you rethink the dividend and kind of its priority from a cash perspective?

John Arabia:  You know it’s really an interesting question, Bill. It really comes down to if, at the end of the day and this is obviously something that the Board will debate and finally make a determination on. If we have purpose, if we have reason and rationale to take that incremental capital and to invest it wisely, then I think that would be our preference rather than deploying that capital through a dividend and then having to turn right back around and raise that capital which generally has a cost associated with it.

To the extent that we do not have interesting investment opportunities, which I’m hoping that is not the case long term, then I think we would have to have a discussion about at what point do we start returning that incremental capital to Shareholders via one of several different methods. And on that table would obviously be, potentially, cash dividends.

William (Bill) Crowe:  All right. Hey, John, if you were to go back to your prior employer today and I don’t get to see - I didn’t get to see what you’re writing back in the day, but would you be calling for industry consolidation at this point; I think we’ve got a couple more lodging REITs set to list in the next month or two. What’s your history of thought there?

John Arabia:  Thanks for putting me on the spot there, Bill. Look, I’ve been saying consolidation would make a lot of sense for almost the 20 years I’ve been in this business. And, I think the shortest book ever read was - or the shortest book ever written was the REIT to REIT Consolidation in the Hotel Space. And what we’ve found is what we used to call ‘a host and the seven dwarfs,’ we now have ‘host and seven dwarfs and a bunch of micro-midgets.’ And, you know, the market is accepting that. I don’t really understand why we have 18 or 20 hotel REITs, but that’s not for me to decide. It’s not for me to force an issue on.

But, it strikes me when you take a look at the other - the other major sectors, you have much larger companies. I think that there are some benefit of that incremental scale. At the end of the day, it’s Shareholder returns that matter, not just scale. But I do think it’s an interesting phenomenon that we continue to have hotel REITs coming to market and many of them just don’t really have a differentiated strategy. So, what to do about it? Nothing from my chair, really, but I do find it interesting.

William (Bill) Crowe:  Thanks, John. Appreciate the color.

John Arabia:  Thanks, Bill.

Operator:  And we’ll take our next question from Jeff Donnelly with Wells Fargo.

Jeff Donnelly:  So, is it better to be a dwarf or a micro-midget, John?

John Arabia:  Well, I won’t touch that one, Jeff.

Jeff Donnelly:  Okay. Well, actually I’m sorry if this is repetitive, but I missed unfortunately, some of your responses to the question about the robustness of the transaction market. I was curious, did you talk about whether you feel that pricing is debt-fueled or driven by, maybe, foreign buyers with a greater focus on U.S. dollar investments? And, I guess, I’m curious are these folks that you’re used to seeing in the hotel transaction market?

John Arabia:  Really, all of the above. I think we’ve seen a stronger private equity bid because of the cost and availability of debt. Particularly, on the Coasts, Southern California and New York City. We have seen new bids coming from either sovereigns or coming from Asian buyers that we had not seen before. Now, to be frank, weighing through some of those bids or weighing through some of those overtures, I should say, takes time to see if people are real or not. But, it does seem that there has been substantially more interest from foreign buyers.

And then, at the same time, we’re also seeing heavy competition coming from several of our REIT bretheren. So, it’ll be interesting to see now that there’s been a pause in the share pricing, how that trickles through REIT pricing or REIT bids, but quite honestly, Jeff, we’ve seen - we have seen bids from really across the board, suggesting that hotel values just continue to increase.

Jeff Donnelly:  And how do you think about them relative to replacement cost? Because obviously, you know, when we look at other property-types, even in California, I think if it was easier to build in California, you might see more construction. But, the point being is valuations on - some cases have actually began to approach replacement cost or surpass it, given that developments kicking in. But, you haven’t quite seen that in hotels yet. So, I guess I’m wondering what’s the metric that you’re looking at, you know, to sort of measure the robustness of the bidding?

John Arabia:  I don’t think we’re at replacement cost in most markets. Potentially in some, but remember, development costs are not static. You’re competing with land, you’re competing for land with other types of developers, and construction costs, as we’ve seen with our own value-add repositionings, continue to increase. Then there’s certain markets, quite honestly, where getting the right trades is becoming more and more difficult. We’ve seen that, quite honestly, in Boston.

Jeff Donnelly:  Right and actually, speaking of - just one last question and I guess it’s kind of nit-picky, but at Park Plaza, one of your competitors bought a hotel across the street there, the Revere that came with a parking garage. I’m just curious, is that facility used for Park Plaza’s guests and valet services? I guess I wasn’t sure if the change in ownership there might change your economics for providing parking for guests and things?

John Arabia:  I’ll hand this over to Robert Springer.

Robert Springer:  We don’t actually currently park our cars at that garage. There’s a parking garage more proximate to our hotel that we currently park in. But, the dynamic in Boston for parking is one that, overnight parking availability is actually pretty good because especially in this particular market where you have a transient population that comes in for work and then leaves. So, I mean, I know we’ve re-evaluated our parking contract in Boston since - during our period of ownership, and we have switched garages. But, to the best of my knowledge, I don’t believe we’re parking in that garage at this time.

Jeff Donnelly:  Great. Thank you.

Operator:  We’ll take our next question from Shaun Kelly with Bank of America Merrill Lynch.

Shaun Kelly:  Hi, good morning. Thank you for taking my question. I was just curious on, you know, we continue to see independent hotels remain a big theme for a lot of your REIT peers, in terms of acquisitions. And I’m curious, outside of the Park Plaza, the profile of Sunstone is still heavily mixed towards the brand. So, I guess, just at a strategic level, I mean how do you kind of think about that today? And where you want to take your mix over time?

Robert Springer:  Yes, good morning, Shaun. It’s Robert. I think what you’ll see from us and if you look across the spectrum of assets that we’ve looked at in the last 12 months, it’s been a mix of branded hotels, as well as independent hotels. In a super high barriers to entry market, very high compression markets, we are still a believer in both branded hotels, as well as independent hotels. So, looking at our portfolio, it’s obviously very heavily branded, our brand weighted versus independents, but don’t take that as an indication that we don’t have an appetite or we’re less interested. Our acquisition focus is very much on very high compression, super urban, so to speak.

And in those markets, we do feel that there’s a very viable place for independents, especially when you look at the true cost of a brand. John was speaking before about some of the valuation we’ve done on the Boston Park Plaza as it relates to potentially adding a brand and, you know, definitely one of the factors that has played into that is when you really, truly, fully load the P&L with all the brand costs, you have to really have confidence that the brand’s going to deliver an incremental - a meaningful amount of incremental money to pay for itself.

Shaun Kelly:  That’s really helpful. I appreciate the color. And, my follow-up would just be, we’ve heard some people talk about San Francisco and the renovation of the Moscone Center, particularly the impact on some larger group hotels. You guys obviously have a big group hotel, but you’re also in the midst of ramping that asset. So, could you tell us how you see the off-play of that, particularly in the second half of 2015, when I think the Convention Center’s under kind of peak renovation?

Marc Hoffman:  Sure. You know, as far as our hotel goes, we’re currently ahead of pace for full-year by 23.6%, with 18% of that coming in rooms and almost 4.8% in rate. Given where we typically play in the citywides, the lack of citywide compression due to some of the openings of construction on the Convention Center, you know, does put some pressure on the transient rate. That being said, we’re comfortable where we are. The number of group rooms do soften a little bit in the back half of the year, but it’s also the strongest transient demand between June through November. So, given the transient demand, given the increase in both mid-week business, and weekend travel, we think that our hotel will work its way through the market very well. And, as I said, we think San Francisco is a strong double-digit environment for us this year and probably a double-digit or close to a double-digit environment next year.

Shaun Kelly:  Great. Thank you, everyone.

John Arabia:  Thanks, Shaun.

Robert Springer:  Thanks.

Operator:  We’ll take our next question from Lukas Hartwich with Green Street Advisors.

Lukas Hartwich:  Thank you. Good morning, guys.

John Arabia:  Hey, Lukas.

Lukas Hartwich:  John, you mentioned that your turnaround assets are materially outperforming your underwriting. Can you quantify that a bit?

John Arabia:  Sure. I’m going to hand this over to Robert. But, if you take a look at for example, our 2015 multiple on our total investment thus far in San Francisco, 2015 would be 11.8x EBITDA; that includes renovation disruption in it. Wailea, we’re down to 14.9x. So, we’ve seen pretty significant growth out of these two hotels that have materially outperformed underwriting. I probably just took all of Robert’s thunder, but I’ll pass it along for any color commentary.

Robert Springer:  Yes. Generally speaking, looking at the recent three larger acquisitions; Boston Park Plaza, from a top line perspective, is generally in line a little bit - a small amount of outperformance on the top line in Boston Park Plaza. Looking at Hyatt San Francisco, the differential is a little bit more actually - sorry, I’m just comparing a couple of numbers - give or take about $10 in RevPAR and $15 more than we expected. And then when you go to Marriott Wailea, that’s where the real outperformance has been a lot stronger.

Frankly, there was more low-hanging fruit on the revenue and sales side than we expected. I’d love to say that it’s something more scientific than that, but really as we went through and looked at how the hotel was addressing both its sales strategy, its approach to group, and revenue management, we were able to move the needle there a lot more - obviously, helped by dropping oil prices, which dropped airline fares, which has helped inbound traffic into Maui. But, there, the outperformance underwriting is really closer to $25 in RevPAR.

Lukas Hartwich:  That’s really helpful. Robert, one follow-up on that. The Hyatt in San Francisco, the margins on that property are in the low-20% range. I’m just curious, what’s the - what sort of upside do you see in those margins?

Robert Springer:  You know, in San Francisco, we’re - yes, in San Francisco we’re in - as everyone understands, we’re in a very union environment and with that comes a heavy cost structure. So, you know, to achieve our business plan there, we would - compared to current margins, we really see it getting kind of to the mid-20s versus the low-20s where it is now.

Lukas Hartwich:  That’s helpful. And then, I’ve got one for Marc. Marc, can you remind us why margin growth is - the midpoint is just below a hundred basis points even though RevPAR growth feels like it’s coming in pretty strong?

Marc Hoffman:  Yes. The same store, you know, the same store portfolio for 2015 margins are zero to 30 basis points up from the prior peak of 30.6. You know, we’re expecting to achieve prior peak margins in 2015. There are some additional costs that really end up in real estate taxes more than anything, and in New York City, the drag on GOP. So, if you really carve out the real estate taxes and the New York City, the rest of the portfolio looks to be very strong.

Lukas Hartwich:  Great. That’s very helpful. Thank you.

Operator:  We’ll take our next question from Nikhil Bhalla with FBR.

Nikhil Bhalla:  Yes. Hi, good morning, John.

John Arabia:  Hey, Nikhil.

Nikhil Bhalla:  First I would - hi. Just wanted to kind of get a sense of what do you think the length of cycle is, or at least what you’re assuming, as you think about your asset sales and some of the programs that you kind of talked about? Would love to get some sense of that.

John Arabia:  You know, Nikhil, that’s obviously a very, very important question and one that nobody really knows the answer to. I think there are a significant number of potential outcomes. I think the most - this is just me talking, but I think the most likely outcome - and I’ve been saying this for years -  is we see softer growth in this recovery, yet this recovery is longer as supply is muted and GDP has not been as strong.   And it kind of feels like instead of a white-hot growth, it feels like it’s just continuing to slowly build steam.

I think that type of environment which would result in relatively low interest rates for longer periods of time, I think bodes well for our business. So, putting all of that together, I would expect that while we might not see some of that white-hot growth in the middle part of the recovery, I do believe that this recovery is longer than is typical. Which I think is pretty healthy. And really the most important question or one of the more important questions, I should say, is what does the next downturn look like? And, while nobody knows, I think it’s more likely than not that the next downturn is far less severe than what we just experienced the last two downturns and what does that mean to real estate pricing or hotel pricing.

Nikhil Bhalla:  Sure. So, I got it. From what you’re saying, you think that we’re still in mid-cycle at this point in time?

John Arabia:  I think that’s fair. Yes, I think that’s fair. Remember that pricing can continue to increase. We’ve seen parts of this cycle before, where pricing can continue to increase even in declining occupancy because we’re over some natural occupancy level where there continues to be enough tension in the pricing market or in the ability to move rates.

Nikhil Bhalla:  Sure.

John Arabia:  I think there are some people who take a knee-jerk reaction that as soon as occupancy starts declining, ADR will as well. And we just don’t share that view.

Nikhil Bhalla:  Sure. No, you mentioned about the seven dwarfs out there. You know, my question to you is why not look to sell the Company to one of your other peers?

John Arabia:  Why not look to sell the Company to a peer? Well, that’s obviously a Board decision, but you know, any way to maximize Shareholder value, we will look at it.

Nikhil Bhalla:  Okay, thank you for that. And one final question for Bryan here. Bryan, the restricted cash balance, $87 million. Could you just give us some color on what’s included in that?

Bryan Giglia:  Good morning, Nikhil. The majority of that would be the FF&E reserves which we will draw down on and then replenish on a monthly basis. I believe that’s somewhere around $50 million of that balance. There are some seasonality reserves and other things that are dictated by the individual mortgages. And then, the other amount would be then the amount that’s filling the interest payment for the next month. Also, included in that would be real estate taxes that are reserved on a monthly basis to prepay upcoming real estate taxes.

Nikhil Bhalla:  Got it. That’s all for me. Thank you very much.

John Arabia:  Thanks, Nikhil.

Operator:  And we’ll take our next question from Smedes Rose with (Citi).

Archena Alagappan ):  Hey, this is Archena for Smedes. Quick question on Wailea. So, is it fairly reasonable to think of there being significant disruption in 2016? It feels like - I know you guys talked about completing majority of the renovation of the Resort’s public spaces, but it sounds like that’s kind of key to the hotel. So, if you could provide some context around that, that might be helpful.

John Arabia:  Yes, Archena, this is John.We really aren’t providing 2016 guidance at this point. I think what we’ve talked about in the past really is just some disruption around the pool renovations in Wailea. If we can accelerate some of that, we might take some of that on in fourth quarter of this year, just depending on when we have the best opportunity to get that done.

In addition to that, we’ll continue to have some renovation disruption at the Boston Park Plaza when we’re finalizing those rooms. And, you know, other than that, I really don’t see anything else in our portfolio, and at that point our portfolio is in really good shape.

Archena Alagappan:  Okay, great. Thanks.

John Arabia:  So, we’ll provide as the year goes on, we’ll provide more disclosure on what we anticipate that number to be. But, you know, keep into context that we’re talking about this year, $3 million to $5 million of revenue displacement; that’s maybe 30 or 40 basis points of RevPAR on a company that this year will do roughly $1.25 billion in total revenues. So, when you really take a look at that in a historic context or on an absolute context, it’s really not all that much.

Archena Alagappan:  Got it. Okay and like, given that like these heavy lifting projects are now like performing better than the underwriting, and given your earlier comments on the strength of the bids, can you talk to the potential of probably doing like another heavy lifting or transformative deal in 2016?

John Arabia:  Well, potentially, again, it really comes down to pricing. It comes down to our human capital. It comes down to whether or not the markets and our Investor base has gotten comfortable with our ability to execute on those plans, which we feel comfortable and we feel very confident will be the case. We look forward to highlight, those capabilities when we all get together as many people as possible, coming up at our Investor Meeting at Boston Park Plaza, which will also be highlighting our plans for Maui.

Well Boston is - a good portion of that renovation is done and we are - while it’s performing well, we’re most excited about where that asset can go, particularly after the rooms are done. You know, we feel very, very good about Wailea and if we can prove and get - if we can prove that we have that ability and the investment community buys into that, then I think incremental value-add will be on the table. Too tough to make that call right now.

Archena Alagappan:  Okay, great. Thanks for the color.

John Arabia:  Thank you.

Operator:  And that does conclude our Q&A session. I’ll turn it back to our presenters for any closing remarks.

John Arabia:  Well, we really appreciate everybody’s time and interest in the Company. And please give any one of us a call if we can add any further details. Have a great day.

Operator:  And that does conclude today’s conference call. We appreciate your participation.

END